Attachment to Form 4
JOINT FILER INFORMATION
Name and Address:	Third Point LLC
390 Park Avenue
New York, NY 10022

Date of Event Requiring Statement:	09/14/16
Issuer and Ticker Symbol:	Kadmon Holdings, Inc. [KDMN]
Relationship to Issuer:	10% Owner
Designated Filer:	Daniel S. Loeb

TABLE I INFORMATION

Title of Security:	Common Stock
Transaction Date:	September 14, 2016
Transaction Code:	P
Amount of Securities and Price:	19,611 at $7.7924 per share
Securities Acquired (A) or Disposed of (D):	A
Amount of Securities Beneficially Owned Following Reported Transactions:	7,919,650
Ownership Form:	I
Nature of Indirect Beneficial Ownership:	See Footnote (1) in the Form

Signature	THIRD POINT LLC

By: DANIEL S. LOEB, Chief Executive Officer

By: /s/ William Song
Name: William Song
Title: Attorney-in-Fact

/s/ William Song
WILLIAM SONG, as attorney-in-fact for DANIEL S. LOEB